Exhibit 3.1

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED BY-LAWS

OF

UTZ BRANDS, INC.

(Effective as of July 20, 2026)

The Amended and Restated By-Laws (the “By-Laws”) of Utz Brands, Inc., a Delaware corporation (the “Corporation”), are hereby amended as follows:

1.	The first sentence of Article I, Section 2 of the By-Laws is hereby amended and restated as follows, with new text bolded and italicized for ease of reference:

“Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or the certificate of incorporation of the Corporation (as amended or restated from time to time, the “Certificate of Incorporation”), and subject to the rights of the holders of any class or series of Preferred Stock (as defined in the Certificate of Incorporation), special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board or an authorized committee thereof, the Chairman of the Board or the Chief Executive Officer of the Corporation.”

2.	Article I, Section 5 of the By-Laws is hereby amended and restated as follows, with new text bolded and italicized for ease of reference:

“The Chairman of the Board, or in the absence of the Chairman of the Board or at the Chairman of the Board’s direction, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s direction, any officer of the Corporation shall call all meetings of the stockholders to order and shall act as chairman of any such meetings; provided, however, that from the date of the execution of that certain Agreement and Plan of Merger, dated as of July 20, 2026, by and among the Corporation, Idaho USA, Inc., a Delaware corporation, Idaho Merger Sub, Inc., a Delaware corporation, and Intersnack Group GmbH & Co. KG, a German limited partnership (the “Merger Agreement”), until the earlier of the Closing (as defined in the Merger Agreement) and the valid termination of the Merger Agreement in accordance with its terms, except as otherwise required by the DGCL or the Certificate of Incorporation, and subject to the rights of the holders of any class or series of Preferred Stock, the Chairman of the Special Committee of the Board formed on January 23, 2026 (or his designee) shall call any special meetings of the stockholders to order and shall act as chairman of any such meetings. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary, shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. The Board or an authorized committee thereof may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board or an authorized committee thereof prior to the meeting, the chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and (for any or no reason) recessing or adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at the meeting (including the dismissal of business not properly presented), maintaining order at the meeting and safety of those present, restricting entry to the meeting after the time fixed for commencement thereof and limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. Unless and to the extent determined by the Board or an authorized committee thereof or the chairman over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.